Exhibit 99.1

TALOS ENERGY PROVIDES OPERATIONAL AND FINANCIAL GUIDANCE UPDATES

Houston, Texas, October 7, 2020 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) today provided operational updates related to ongoing and future drilling and completions projects as well as recent weather event impacts. The Company also provided updates to its financial guidance.

The Company’s 2020 capital program has been successful with all drilling and completions projects working as expected or better, most recently including positive results from the Kaleidoscope well at Green Canyon 18. In spite of numerous external challenges, including COVID-19 driven commodity price impacts and the most active weather season of the last 15 years, the Company has continued to deliver solid results in controllable categories, such as realizing substantial cost reductions across both lease operating and general and administrative expenses. The Company’s robust production exit rate, cost control efforts and solid balance sheet position Talos well for 2021 and beyond.

Operational Updates

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Kaleidoscope Drilling Success: The Kaleidoscope well was successfully drilled and is in active completion operations. Results exceeded pre-drill estimates and included the logging of approximately 325 feet of net true vertical pay across four zones. Talos holds a 100.0% working interest in the well. As a result of success across multiple targets, Talos has elected a dual completion to allow for simultaneous production of multiple sands. The well will produce through the Company’s Green Canyon 18 platform with first production expected in November 2020.

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Tornado Water Flood Initiation: Following successful drilling of the Tornado IV well, the Company has begun the process of inter-well flow, or injection, of over 20,000 barrels of water per day from the shallower and higher pressure B-4 aquifer into the deeper and lower pressured B-6 oil reservoir. The Tornado IV well was drilled in a downdip position of the reservoir allowing the water flood to better manage field production trends and to maximize ultimate recovery from updip wells. Talos holds a 65.0% working interest in the Tornado field and is the operator, with Kosmos Energy holding a 35.0% working interest.

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Bulleit First Oil: Completion and hook-up operations of the successful Bulleit subsea well are expected to be finalized with first oil to be achieved in October 2020 following numerous weather-related delays, including Hurricane Delta. The Bulleit discovery will also produce through the Company’s Green Canyon 18 platform. Talos holds a 50.0% working interest and is the operator, with EnVen and Otto Energy holding 33.3% and 16.7% working interests, respectively.

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Ram Powell Production Restart: Talos has received final regulatory approvals and is in the process of completing repairs to the Ram Powell production platform, which was producing approximately 4.8 MBoe/d net to Talos prior to the shut-in. The Company plans to restart production from the Ram Powell field as well as third-party production handling from the Stonefly field in October 2020. Talos holds a 100.0% working interest in Ram Powell.

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Acceleration of Puma West Drilling: Following a temporary suspension of operations earlier this year, bp, as operator and in consultation with the joint venture partners, plans to resume drilling of the Puma West exploration prospect in the fourth quarter of 2020. The well was temporarily halted in January 2020 in order to modify the well’s casing design prior to drilling through the Middle and Lower Miocene main objectives. bp holds a 50.0% working interest and Talos and Chevron each hold a 25.0% working interest.

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External Event Impacts: Talos experienced significant production shut-ins and operational delays in the third quarter as a result of several material, uncontrollable weather events in the Gulf of Mexico, third-party downtime and COVID-19 related challenges, which led to the following:

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Weather-Driven Deferrals: Talos shut-in production for a combined total of 28 days in the third quarter as a result of Hurricanes Hanna, Laura, Marco and Sally as well as Tropical Storm Beta, including, to varying extents, each of the Company’s major operated and non-operated facilities. Thus far in the fourth quarter, shut-ins of most of the Company’s production associated with Hurricane Delta are expected to remain in effect for approximately one week with an associated impact on fourth quarter production.

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Third-Party Downtime: In the third quarter, a flow line maintenance issue was encountered downstream of the non-operated Delta House facility that also required the shut-in of the Company’s Pompano facility due to a shared midstream trunk line system. As a result, the Company incurred significant downtime on the wells that flow through both platforms. Additional planned downtime and repairs were also completed during the quarter at the Delta House facility subsequent to remediating the flow line issue. Both platforms were returned to production during the quarter.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

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COVID-19 and Weather-Related Drilling Delays: Drilling, completions and other production start-up activities were delayed by multiple weather related evacuations resulting from the aforementioned named storms, including the Bulleit, Tornado and Kaleidoscope wells as well as the Ram Powell repairs. Additionally, increased staffing rotations and delays as a result of COVID-19 precautionary measures slowed operations on active drilling and completions projects during the quarter. These delays resulted in longer-than-expected time to first oil for those projects and additional capital expenditures.

President and Chief Executive Officer Timothy S. Duncan commented: “This year has brought many external challenges with seven named storms, including Tropical Storm Cristobal in the second quarter, five named storms in the third quarter and Hurricane Delta, which is currently moving through the Gulf. The first six storms did not cause material infrastructure damage and we’re hopeful that this will also be the case with Hurricane Delta; however, what has been more pronounced were the significant shut-ins we began experiencing in August and continue to experience today, which will have a material impact on our third and fourth quarter results. We also managed through appropriate storm-related evacuations and other COVID-19-related challenges to both our production and drilling operations, which impact the delivery of first production from key projects.”

Duncan continued, “However, despite these challenges, we’ve continued to drive solid performance for the items that are in our control, most importantly continued outperformance on operating costs and general and administrative expense reductions. On the drilling front, we are pleased to see success on all projects, including our redevelopment efforts in the Green Canyon 18 field. We are also excited to see operations recommence at Puma West, a project that, if successful, could add significant value for our shareholders. The Tornado water flood project is a great operational and environmental achievement, as we have been able to execute this project sourcing zero external water and using only the existing aquifer above the producing oil reservoir – everything is self-contained in the subsea environment, minimizing our footprint compared to traditional water flood projects. As we look toward year-end, we have added to our 2021 hedge book and are focused on finishing the year with a strong production exit rate, continuing to drive down costs and sustaining our strong credit profile, all of which will provide a solid foundation for 2021.”

Updated Financial Guidance

Talos reiterates its previously-stated 2020 exit, or December average, production rate guidance of 71-73 MBoe/d. Additionally, Talos has provided quarterly financial guidance for the third and fourth quarter of 2020 following cumulative impact assessments from weather and COVID-19 related interruptions and delays in the third and fourth quarters, extended Ram Powell downtime, expanded scope of Kaleidoscope and the acceleration of Puma West, which was not previously contemplated in the Company’s 2020 capital guidance. The Company’s revised production estimates include the impact of both operated and non-operated production shut-ins and delays in production start-ups.

		3Q 2020		4Q 2020
		Low	High	Low	High
	Oil (MMBbl)	2.9	3.0	4.0	4.3
	Natural Gas (Bcf)	6.5	6.7	9.1	9.8
Production	NGL (MMBbl)	0.2	0.3	0.3	0.3
	Total (MMBoe)	4.3	4.4	5.8	6.3
	Avg Daily Production (MBoe/d)	46.5	47.5	63.0	68.0
Cash Expenses	Cash Operating Expenses(1)(2)	$64	$67	$60	$65
(US$ million)	G&A(2)(3)	$12	$14	$12	$14
Capex (US$ million)	Capital Expenditures(4)(5)	$120	$135	$55	$60

1)	Inclusive of all Lease Operating Expenses and Workover and Maintenance
2)	Includes insurance costs
3)	Excludes non-cash equity-based compensation
4)	Includes Plugging & Abandonment
5)	Excludes acquisitions

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Hedging Updates

The following table reflects the current contracted volumes and weighted average prices the Company will receive under the terms of its derivative contracts, including contracts entered into following the end of the quarter:

	Instrument Type	Avg. Daily Volume		Weighted Avg. Swap Price		Weighted Avg. Put Price		Weighted Avg. Call Price
Crude-WTI		(Bbls	)	(Per Bbl	)	(Per Bbl	)	(Per Bbl	)
July - December 2020	Swaps	30,674		$44.45		—		—
July - December 2020	Collars	5,000		—		$50.00		$57.09
January - December 2021	Swaps	16,945		$42.77		—		—
January - December 2021	Collars	1,000		—		$30.00		$40.00
January - December 2022	Swaps	9,723		$44.59		—		—

Crude-LLS
January - December 2021	Swaps	3,000		$38.83		—		—

Natural Gas-HH NYMEX		(MMBtu	)	(Per MMBtu	)	(Per MMBtu	)	(Per MMBtu	)
July - December 2020	Swaps	64,261		$2.26		—		—
January - December 2021	Swaps	53,436		$2.52		—		—
January - December 2021	Collars	5,000		—		$2.50		$3.10
January - December 2022	Swaps	19,696		$2.51		—		—

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing cash flows and long-term value through its operations, currently in the United States Gulf of Mexico and offshore Mexico. As one of the U.S. Gulf of Mexico’s largest public independent producers, we leverage decades of geology, geophysics and offshore operations expertise towards the acquisition, exploration, exploitation and development of assets in key geological trends that are present in many offshore basins around the world. Our activities in offshore Mexico provide high impact exploration opportunities in an oil rich emerging basin. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast, “may,” “objective,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, commodity price volatility, including the sharp decline in oil prices beginning in March 2020, the impact of the coronavirus disease 2019 (“COVID-19”) and governmental measures related thereto on global demand for oil and natural gas and on the operations of our business, the ability or willingness of the Organization of Petroleum Exporting Countries (“OPEC”) and non-OPEC countries, such as Saudi Arabia and Russia, to set and maintain oil production levels and the impact of any such actions, lack of transportation and storage capacity as a result of oversupply, government regulations and actions, including with respect to repairs to the Ram Powell facility, the impact of hurricanes and other storms, including Hurricane Delta, or other factors, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

projecting future rates of production, cash flow and access to capital, the timing of development expenditures, the possibility that the anticipated benefits of recent acquisitions are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of such acquisitions, and other factors that may affect our future results and business, generally, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020.

Should one or more of these risks occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, to reflect events or circumstances after the date of this communication.

Estimates for our future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation, marketing and storage of oil and gas are subject to disruption due to transportation, processing and storage availability, mechanical failure, human error, hurricanes and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production volumes will be as estimated.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002